UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Harvest Natural Resources, Inc.

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PROXY STATEMENT
HARVEST NATURAL RESOURCES, INC.
1177 Enclave Parkway, Suite 300
Houston, Texas 77077
(281) 899-5700
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	8:30 a.m., Central Daylight Time, Friday, May 20, 2011

PLACE	Harvest Natural Resources, Inc. 1177 Enclave Parkway Suite 300 Houston, Texas 77077
ITEMS OF BUSINESS	(1)	To elect seven directors;

	(2)	To ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, as our auditors for fiscal year 2011;

	(3)	To hold a non-binding, advisory vote on the compensation of the Company’s management;

	(4)	To hold a non-binding, advisory vote on the frequency of future advisory votes on the compensation of the Company’s management; and

	(5)	To consider such other business as may properly come before the meeting.

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on Thursday, March 31, 2011.

VOTING BY PROXY	Please submit the proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the internet, (2) by telephone or (3) by mail. For specific instructions, please refer to the Questions and Information beginning on page 41 of this proxy statement and the instructions on the proxy card.

STOCKHOLDER LISTING	A list of our stockholders as of March 31, 2011, will be available for inspection by our stockholders at the Company’s headquarters, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, during the ten days immediately preceding the date of the Annual Meeting.

By Order of the Board of Directors

James A. Edmiston
President and Chief Executive Officer

This proxy statement and accompanying proxy card are being distributed on or about April 15, 2011.

2011 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT
          The Board of Directors (the “Board”) of Harvest Natural Resources, Inc. (“Harvest” or the “Company”) is providing these proxy materials to you in connection with our annual meeting of stockholders, which will take place on May 20, 2011, and soliciting your proxy with respect to the meeting. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.
          The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, corporate governance, our Board and its committees, information on the compensation of directors, a discussion and analysis of our compensation program for our executives, information on the compensation paid to our named executive officers and certain other required information. Our 2010 Annual Report to Stockholders is being mailed to you simultaneously with this proxy statement.
          There are four proposals scheduled to be voted on at the meeting:
•	The election of seven directors;

•	The ratification of the appointment of our independent registered public accounting firm;

•	The non-binding, advisory vote on the compensation of the Company’s management; and

•	The non-binding, advisory vote on the frequency of future advisory votes on the compensation of the Company’s management.
          On or before April 15, 2011, we mailed to our stockholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2010 annual report online.
CORPORATE GOVERNANCE
          Corporate governance is part of our culture and a guiding principle in our behavior. The Board has adopted Guidelines for Corporate Governance which require that independent directors comprise a majority of the Board and that the Chairman of the Board be elected from the independent directors. In addition, the Guidelines for Corporate Governance require that each standing committee of the Board be comprised solely of independent directors. Other matters included in the Guidelines for Corporate Governance are Board and director responsibilities, director qualifications, operation of the Board, director compensation, the operation and responsibilities of Board committees and management responsibilities.
          The Board has also adopted a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees. The Board last amended the Code of Business Conduct and Ethics in December 2010. The Board has not granted any waivers to the Code of Business Conduct and Ethics.
          The Guidelines for Corporate Governance, the Code of Business Conduct and Ethics and the charters of all the Board committees are accessible on our website under the Corporate Governance section at http://www.harvestnr.com. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on our website.
Board of Directors
General
          Our Board is comprised of seven members.
          During 2010, the Board held 12 regularly scheduled and special meetings. The average attendance in 2010 of all directors at Board and Committee meetings was 100 percent. None of our directors attended fewer than 100 percent of the aggregate number of the meetings of the Committees on which he serves.
          The non-management directors of the Board meet in regularly scheduled executive sessions without a member of Company management present. The presiding director at all of these meetings is our Chairman of the Board. Each year the Board conducts a self-evaluation as a means to determine its effectiveness.

Leadership Structure
          As prescribed by our Bylaws, the Chairman of the Board has the power to preside over all meetings of the Board. Our Board has selected Mr. Stephen D. Chesebro’ to serve as Chairman of the Board. Mr. Chesebro’ has served in this capacity since 2001. The Board has determined that this structure is appropriate for the Company as it allows our CEO to focus on his position as an advocate for management’s perspective with regard to the Company’s goals while ensuring that the Board, and therefore the Company, is steered by an objective, independent guide. Additionally, the Board believes that this structure fosters dialogue and debate among the directors.
Risk Oversight
          The Board considers oversight of the Company’s risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic, political and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management, and risk mitigation strategies. Following its discussion of these reports, the Board may offer guidance and suggestions to management, but generally will defer to management to implement any risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role.
          Part of the Audit Committee’s responsibilities, as set forth in its charter, is to discuss with management the major financial risk exposures faced by the Company and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, management identifies for the Audit Committee the material business risks for the Company, and identifies the Company’s internal controls that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee regularly reports to the full Board.
Director Independence
          Of our seven directors standing for re-election, six have been affirmatively determined by the Board to be independent, including our non-executive Chairman of the Board. The directors our Board has determined to be independent are Stephen D. Chesebro’, Dr. Igor Effimoff, H. H. Hardee, Robert E. Irelan, Patrick M. Murray and J. Michael Stinson. The Board’s determination of independence is based upon the standards set forth in its Guidelines for Corporate Governance which may be found under the Corporate Governance section on our website at http://www.harvestnr.com. The Guidelines for Corporate Governance include the New York Stock Exchange independence standards. In making its determination of independence, the Board took into account responses of the directors to questions concerning their employment history, compensation, affiliations and family and other relationships.
Communications with the Board
          Stockholders and other individuals may contact our Chairman of the Board, or other independent non-management directors, individually or as a group, for any reason, including to make complaints regarding our accounting, internal accounting controls or auditing matters. The Board may be contacted by mail at our principal executive offices or at our website through an e-mail link under the Corporate Governance section at http://www.harvestnr.com. All of the independent directors have approved a process for collecting, organizing and relaying stockholder communications.
Attendance at Annual Meeting of Stockholders
          It is the policy of the Board that, to the extent possible, all directors attend the annual meeting of stockholders. All directors on the Board at the time of the 2010 Annual Meeting of the Stockholders attended the meeting.

Board Committees
          The Board has three standing committees: (1) Audit, (2) Human Resources and (3) Nominating and Corporate Governance. The membership at the conclusion of 2010 and the function of each committee are described below.

Nominating
and
		Human	Corporate
Name of Director	Audit	Resources	Governance
Stephen D. Chesebro’			X
James A. Edmiston
Igor Effimoff	X	X
H. H. Hardee	X	X
Robert E. Irelan		X	X
Patrick M. Murray	X		X
J. Michael Stinson	X	X

Number of Meetings in 2010	9	5	4
X = Committee member
The Audit Committee
     The Audit Committee assists the Board in oversight of:
•	our accounting and financial reporting policies and practices;

•	the integrity of our financial statements;

•	the independent registered public accounting firm’s qualifications, independence and objectivity;

•	the performance of our internal audit function and our independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements.
          The Audit Committee acts as a liaison between our independent registered public accounting firm and the Board, and it has the sole authority to appoint or replace the independent registered public accounting firm and to approve any non-audit relationship with the independent registered public accounting firm. Our internal auditor and the independent registered public accounting firm report directly to the Audit Committee.
          Our Audit Committee has established procedures for our employees or consultants to make a confidential, anonymous complaint or raise a concern over accounting, internal accounting controls or auditing matters concerning us or any of our companies and is responsible for the proper implementation of such procedures. The Audit Committee is also responsible for understanding and assessing our processes and policies for communications with stockholders, institutional investors, analysts and brokers.
          The Audit Committee has access to our records and employees, and has the sole authority to retain independent legal, accounting or other advisors for committee matters. We will provide appropriate funding for the payment of the independent registered public accounting firm and any advisors employed by the Audit Committee.

          The Audit Committee makes regular reports to the Board. Each year the Audit Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.
          The Board has determined that each member of the Audit Committee meets the independence standards of the Securities and Exchange Commission’s (“SEC”) requirements, the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board has further determined that each member of the Audit Committee is financially literate and that Mr. Murray qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of SEC Regulation S-K. Information on the relevant experience of Mr. Murray is set forth in the discussion below under Proposal No. 1.
          The Audit Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com).
The Human Resources Committee
     The primary responsibilities of the Human Resources Committee are to:
•	annually review the performance of the Chief Executive Officer (“CEO”)and make recommendations to the Board on all elements of his compensation;

•	annually review the compensation of the Board and make recommendations to the Board on compensation;

•	review and assess succession and business continuity planning;

•	establish and recommend to the Board all elements of executive compensation;

•	make recommendations to the Board with respect to incentive and equity compensation plans;

•	review and monitor overall compensation and benefit plans, and human resources policies and procedures; and

•	review and discuss with management the compensation discussion and analysis in our proxy statement.
          The Human Resources Committee has the sole authority to retain a consulting firm to assist and advise on committee matters, including the evaluation of director, CEO, officer and employee compensation. In December 2006, the Human Resources Committee retained Stone Partners as its consulting firm on executive and director compensation. In 2008, Stone Partners completed an extensive review of our compensation program with a focus on 1) determining an appropriate benchmarking approach and defining our peer group and 2) aligning our compensation philosophy with our unique strategic business objectives, particularly with respect to long-term incentives.
          Executive and director compensation is reviewed at least annually by the Human Resources Committee. The Human Resources Committee makes all decisions regarding the compensation of our executive officers, including base salary, performance-based incentive awards and long-term incentive stock awards. Those decisions are submitted to the Board for approval. The Human Resources Committee also makes all decisions on director compensation and submits those decisions to the Board for approval. The compensation consultant to the Human Resources Committee makes recommendations as to the form and amount of executive and director compensation. Our CEO makes separate recommendations to the Human Resources Committee on the form and amount of executive compensation for other executive officers. See the “Compensation Discussion and Analysis” section of this Proxy Statement for information regarding the Human Resources Committee’s processes and procedures for considering and determining executive compensation.
          Each year the Human Resources Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

          The Board has determined that each member of the Human Resources Committee meets the independence requirements of the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance.
          The Human Resources Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com).
Human Resources Committee Interlocks and Insider Participation
          None of the members of the Board’s Human Resources Committee is or has been an officer or employee of the Company or has a relationship requiring disclosure under Item 404(a) of Regulation S-K. No executive officer of the Company serves on the compensation committee or serves as a director of another entity where an executive officer of that entity also serves on the Human Resources Committee or on the Board.
The Nominating and Corporate Governance Committee
     The primary responsibilities of the Nominating and Corporate Governance Committee are to:
•	develop the criteria and procedures for the identification and recruitment of candidates for election to serve as directors who will promote the best interest of the stockholders;

•	review qualifications and recommend director candidates to the Board, including those recommended by our stockholders, to be nominated for election by the stockholders or to fill any vacancy;

•	recommend directors to serve on and chair Board committees;

•	evaluate annually the performance of the Board; and

•	develop and recommend guidelines for corporate governance and a code of business conduct and ethics applicable to all of our directors, officers and employees.
          Each year the Nominating and Corporate Governance Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.
          The Board has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance.
          The Nominating and Corporate Governance Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com).
          The Nominating and Corporate Governance Committee will consider nominations for director proposed by our stockholders if such nominations are submitted within the time limits and in the manner prescribed by applicable rule, law and the Company Bylaws. To be timely, a stockholder’s nomination for director must be delivered to or mailed and received by the Secretary of the Company at our principal executive offices, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2012 annual meeting, would be no later than February 20, 2012). A stockholder’s nomination of a director to the Secretary shall (a) identify the nominee or nominees and provide a brief description of their business experience and background, (b) the name and address of the stockholder as they appear on our books, (c) the class and number of shares which are beneficially owned by such stockholder, (d) any material relationship between the nominee(s) and the stockholder and the Company, and (e) contact information of the nominee(s) for follow-up information requests by the Board. In addition, if the stockholder’s ownership of our shares, as set forth in the notice, is solely beneficial, documentary evidence of such ownership must accompany the notice. Please see page 45 for additional information on submitting stockholder proposals.

          Under the Board’s Guidelines for Corporate Governance, at least a majority of our directors must be independent, and individuals who are more than seventy-two years old or serve on the board of more than three other publicly-held companies are not eligible to serve on the Board.
          The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of members of the Board. Factors the Nominating and Corporate Governance Committee shall consider in identifying and evaluating director nominees include:
•	High personal and professional ethics, integrity and values;

•	Collective breadth of experience in matters such as:
•	international operations,

•	the energy business,

•	board membership,

•	service as the chief executive or operating officer in a publicly-held company, and

•	auditing, accounting, finance or banking;
•	Independence in fact and intellectually;

•	An interest and the availability of time to be involved with the Company and employees over a sustained period; and

•	The ability and willingness to objectively appraise management and Board performance in the interests of the stockholders.
          The Board and the Nominating and Corporate Governance Committee do not have a formal diversity policy. The Board and the Nominating and Corporate Governance Committee consider candidates that will make the board as a whole reflective of a range of talents, skills, diversity and expertise.
          In considering these factors, no distinction is drawn between nominees recruited by or for the Board and nominees recommended by stockholders.
          The Nominating and Corporate Governance Committee is responsible for periodically reviewing the size, composition and organization of the Board and recommending to the Board policies, changes and other action it deems advisable. During 2010, the Nominating and Corporate Governance Committee considered adding additional Board members, but determined not to do so.
Director Compensation
          Our philosophy in determining director compensation is to align compensation with the long-term interests of the stockholders, adequately compensate the directors for their time and effort, and establish an overall compensation package that will attract and retain qualified directors. In determining overall director compensation, we seek to strike the right balance between the cash and stock components of director compensation. The Board’s policy is that the directors should hold equity ownership in the Company and that a portion of the director fees should consist of Company equity in the form of restricted stock and stock grants. The Board also believes that directors should develop a meaningful equity position over time and has adopted stock retention guidelines applicable to all directors. These guidelines state directors must retain (i) at least 50 percent of the shares of restricted stock granted to them for at least three years after the restriction lapses and (ii) at least 50 percent of the net shares of stock received through the exercise of an option or stock appreciation right must be retained by a director for at least three years after the exercise date.
          Our retainer and meeting fee schedule remained the same in 2010 as it was in 2009 and 2008. Each non-employee director of the Company received cash compensation as follows:
•	An annual Board retainer of $40,000, plus travel and related expenses;

•	A meeting fee of $1,500 for each board or committee meeting attended;

•	An annual committee retainer of $20,000 for serving as committee chair of the Audit Committee, $15,000 for serving as committee chair of the Human Resources Committee, and $10,000 for serving as committee chair of the Nominating and Corporate Governance Committee; and

•	A fee of $1,500 per day for attending business meetings on our behalf in the member’s capacity as a director that requires out of town travel or a substantial commitment of time.
          Our director compensation includes additional compensation for the non-executive Chairman of the Board in recognition of the significant added responsibilities and time commitments of that position. In addition to his compensation as a director, he receives a retainer of $120,000 a year; this 2010 retainer remained the same as the retainer in 2009.
          Under the Harvest Natural Resources 2010 Long Term Incentive Plan, directors are eligible to receive restricted stock, stock options and SAR grants. In May 2010, the Board approved a restricted stock award of 10,000 shares for each director.
          The following table sets forth the cash and other compensation paid to the non-employee members of our Board of Directors in 2010.

						Change in Pension
						Value and
	Fees			Non-Equity		Nonqualified
	Earned			Incentive Plan		Deferred		All Other
	or Paid in	Stock	Option	Compensation		Compensation		Compensation
Name	Cash ($)	Awards ($)	Awards ($)	($)		Earnings		($)			Total ($)
Stephen D. Chesebro’	$213,500	$71,000	$0	(N/A	)	(N/A	)	$	(N/A	)	$284,500
Igor Effimoff	83,500	71,000	0	(N/A	)	(N/A	)		(N/A	)	154,500
H. H. Hardee	103,000	71,000	0	(N/A	)	(N/A	)		(N/A	)	174,000
Robert E. Irelan	77,500	71,000	0	(N/A	)	(N/A	)		(N/A	)	148,500
Patrick M. Murray	105,000	71,000	0	(N/A	)	(N/A	)		(N/A	)	176,000
J. Michael Stinson	83,500	71,000	0	(N/A	)	(N/A	)		(N/A	)	154,500

PROPOSAL NO. 1
ELECTION OF DIRECTORS
          There are seven nominees for election to our Board of Directors this year. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected.
          When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies set forth below.
          In particular, with regard to Messrs. Chesebro’, Edmiston, Irelan and Stinson and Dr. Effimoff, the Nominating and Corporate Governance Committee considered their strong backgrounds in the oil and gas sector, believing that their individual experiences at management levels with large multinational corporations engaged in oil and gas exploration and production are invaluable in evaluating the performance of management and other aspects of the Company. The Nominating and Corporate Governance Committee considered Mr. Murray’s individual experiences at management levels with large multinational corporations engaged in oil and gas services as a valuable complement to the experiences of the other directors. Additionally, the Nominating and Corporate Governance Committee considered the engineering education and experiences of Messrs. Chesebro’, Edmiston, Stinson and Irelan and Dr. Effimoff important to understand the goals and challenges of the Company and to effectively advise the direction of the Company in the oil and gas industry. With respect to Messrs. Hardee and Murray, the Nominating and Corporate Governance Committee considered their significant experience, expertise and background with regard to financials and financial and accounting matters and business management. The Nominating and Corporate Governance Committee also considered the broad perspective brought by Mr. Hardee’s and Dr. Effimoff’s experiences in consulting to clients and, with respect to Messrs. Hardee and Murray, serving in directorships in many diverse industries. The Nominating and Corporate Governance Committee also considered the many years of experience with the Company and in the industry represented by Mr. Edmiston, our CEO. Additionally, with respect to Messrs. Chesebro’, Edmiston, Irelan, Murray and Stinson and Dr. Effimoff, the Nominating and Corporate Governance Committee considered their experience in international business vital to the Company’s global strategy. With respect to Mr. Stinson, the Nominating and Corporate Governance Committee believes that his experience in governmental relations on an international level provides valuable insight to assist management in establishing and maintaining their relationships with foreign governments, which is a primary focus of the Company.

          Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees.

Stephen D. Chesebro’ Appointed Director in October 2000 Age 69	Mr. Chesebro’ has served as the Chairman of the Board of Harvest Natural Resources, Inc. since 2001. From December 1998 until he retired in 1999, he served as President and Chief Executive Officer of PennzEnergy, the independent oil and gas exploration and production company that was formerly a business unit of Pennzoil Company. From February 1997 to December 1997, Mr. Chesebro’ served as Group Vice President — Oil and Gas and from December 1997 until December 1998 he served as President and Chief Operating Officer of Pennzoil Company, an integrated oil and gas company. From 1993 to 1996, Mr. Chesebro’ was Chairman and Chief Executive Officer of Tenneco Energy, a $4 billion global energy company. Tenneco Energy was part of Tenneco, Inc., a worldwide corporation that owned diversified holdings in six major industries. Mr. Chesebro’ is an advisory director to Preng & Associates, an executive search consulting firm. In 1964, Mr. Chesebro’ graduated from the Colorado School of Mines. He was awarded the school’s Distinguished Achievement Medal in 1991 and received his honorary doctorate from the institution in 1998. He currently serves on the school’s visiting committee for petroleum engineering, and is a member of the Colorado School of Mines Foundation Board of Governors. In 1994, Mr. Chesebro’ was the first American awarded the H. E. Jones London Medal by the Institution of Gas Engineers, a British professional association. Since December 2005, he has served as the President of the Chesebro’ Foundation, Inc., a private charitable foundation incorporated in Delaware.

James A. Edmiston Elected Director in May 2005 Age 51	Mr. Edmiston was elected President and Chief Executive Officer of Harvest Natural Resources, Inc. on October 1, 2005. He joined the Company as Executive Vice President and Chief Operating Officer on September 1, 2004. Prior to joining Harvest, Mr. Edmiston was with Conoco and ConocoPhillips for 22 years in various management positions including President, Dubai Petroleum Company (2002-2004), a ConocoPhillips affiliate company in the United Arab Emirates and General Manager, Petrozuata, C.A., in Puerto La Cruz, Venezuela (1999-2001). Prior to 1999, Mr. Edmiston also served as Vice President and General Manager of Conoco Russia and then as Asset Manager of Conoco’s South Texas Lobo Trend gas operations. Mr. Edmiston earned a Bachelor of Science degree in Petroleum Engineering from the Texas Tech University and a Masters of Business Administration from the Fuqua School of Business at Duke University. Mr. Edmiston was inducted into the Petroleum Engineering Academy and was recognized as a Distinguished Engineer by the Texas Tech College of Engineering in 2009. Mr. Edmiston is a Member of the Society of Petroleum Engineers.

Dr. Igor Effimoff Appointed Director in February 2008 Age 65	Dr. Igor Effimoff is founder and principal of a firm which provides upstream and midstream consulting services since 2005. From 2002 until 2005 he was Chief Operating Officer for Teton Petroleum Company. Between 1996 and 2001, he was President of Pennzoil Caspian Corporation, managing their interests in the Caspian Region. Between 1994 and 1996 he was the Chief Executive Officer of Larmag Energy, NV, a privately held Dutch oil and gas production company with its primary assets in the Caspian Sea. He has served in senior executive roles with Ashland Exploration Inc., Zilkha Energy Company and Kriti Exploration, Inc. Dr. Effimoff has authored numerous technical and business articles. He is a member of American Association of Petroleum Geology, the Society of Petroleum Engineers, the Society of Exploration Geophysicists and the Geological Society of America. He has a Doctorate in Geology from the University of Cincinnati and completed the Harvard Advanced Management Program.

H. H. Hardee Appointed Director in October 2000 Age 56	Mr. Hardee is a Senior Vice President—Financial Advisor with RBC Wealth Management, since 1994. From 1991 through 1994, Mr. Hardee was a Senior Vice President with Kidder Peabody. From 1977 through 1991, Mr. Hardee was a Senior Vice President at Rotan Mosle/Paine Webber Inc. During his tenure at RBC Wealth Management, he was in the top 1 percent of his peer group and has been a member of the Chairman’s Council since joining the firm. Mr. Hardee is a licensed investment advisor and has served in various board capacities including investment policy. Mr. Hardee was named as one of America’s best financial advisors for 2009 and 2010 by Barron’s financial newspaper. He was awarded designation to Reuter’s Advice Point Top Advisors of 2008 and named to RBC Wealth Management Senior Portfolio Manager Group. He currently advises/manages over $400 million in assets. Mr. Hardee’s expertise is advising high net worth individuals and small to mid sized corporations. Mr. Hardee is a former director of the Bank of Almeda and Gamma Biologicals. He is also a former limited partner and advisory director of the Houston Rockets of the National Basketball Association. Mr. Hardee has a finance degree from the University of Texas McCombs School of Business. He holds an Accredited Wealth Management designation, as well as a certification of director education from the NACD Corporate Directors Institute.

Robert E. Irelan Appointed Director in February 2008 Age 64	Mr. Irelan has over 37 years of experience in the oil and gas industry. He retired from Occidental Petroleum as Executive Vice President of Worldwide Operations in April 2004, having started there in 1998. Prior to Occidental Petroleum, Mr. Irelan held various positions at Conoco, Inc., from 1967 until 1998. Upon his retirement he opened his own company, Naleri Investments LLC. He also partnered in several entrepreneurial ventures including Rapid Retail Solutions LLC, BISS Product Development LLC and All About Baby LLC. Mr. Irelan earned his Professional Engineering degree in Petroleum Engineering from Colorado School of Mines. He also has advanced studies in Mineral Economics. He was awarded the Distinguished Achievement Award from the school in 1998.

Patrick M. Murray Appointed Director in October 2000 Age 68	In 2007, Mr. Murray retired from Dresser, Inc. He had been the Chairman of the Board and Chief Executive Officer since 2004. Dresser, Inc. is an energy infrastructure and oilfield products and services company. From 2000 until becoming Chairman of the Board, Mr. Murray served as President and Chief Executive Officer of Dresser, Inc. Mr. Murray was President of Halliburton Company’s Dresser Equipment Group, Inc.; Vice President, Strategic Initiatives of Dresser Industries, Inc.; and Vice President, Operations of Dresser, Inc. from 1996 to 2000. Mr. Murray has also served as the President of Sperry-Sun Drilling Services from 1988 through 1996. Mr. Murray joined NL Industries in 1973 as a Systems Application Consultant and served in a variety of increasingly senior management positions. Mr. Murray currently serves on the board of Precision Drilling Corporation, a publicly held contract drilling company. Mr. Murray is also on the board of the World Affairs Council of Dallas Fort Worth. He is on the board of advisors for the Maguire Energy Institute at the Edwin L. Cox School of Business, Southern Methodist University, and a member of the Board of Regents of Seton Hall University. Mr. Murray holds a B.S. degree in Accounting and a Master of Business Administration from Seton Hall University. He served for two years in the U.S. Army as a commissioned officer.

J. Michael Stinson Appointed Director in November 2005 Age 67	Since September 2006, Mr. Stinson has been Chairman of TORP Terminal LP, the U.S. unit of a Norwegian LNG technology company. From 2004 until November of 2009, he served as a director of Enventure Global Technology, Inc., an oil equipment company, most recently as the Chairman of their Audit and Finance Committee. From January 2005 until November 2007, he was Chairman of the Board of Paulsson Geophysical Services, Inc., a vertical seismic profiling technology company. From February through August 2004, Mr. Stinson served with the U.S. Department of Defense and the Coalition Provisional Authority as Senior Advisor to the Iraqi Ministry of Oil. From 1965 to 2003, Mr. Stinson was with Conoco and ConocoPhillips in a number of assignments in operations and management. His last position at ConocoPhillips was as Senior Vice President, Government Affairs in which he was responsible for government relations with particular emphasis on developing and facilitating international business development opportunities in various countries. Previous positions included Senior Vice President — Business Development, Vice President — Exploration and Production, Chairman and Managing Director of Conoco (UK) Limited, Vice President/General Manager of International Production for Europe, Africa and the Far East, and President and Managing Director of Conoco Norway, Inc. Mr. Stinson earned a Bachelor of Science degree in Industrial Engineering from Texas Tech University and a Masters of Business Administration from Arizona State University. He is a member of the Society of Petroleum Engineers, the American Association of Petroleum Geologists, and the Society of Exploration Geophysicists.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2011.
          Our Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
          The Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010, requires companies to provide stockholders with an advisory vote on executive compensation for annual meetings taking place on or after January 21, 2011 and at least every three years thereafter.
          As a result of this Act, the Company is seeking a non-binding vote from our stockholders to approve the compensation of our executive officers. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we believe our compensation philosophy and program is designed to attract, motivate and retain key employees by providing competitive total compensation. The Human Resources Committee has structured our executive compensation program to achieve the following key objectives:
•	Offer total compensation that is competitive with companies with which we compete for talent;

•	Provide annual cash incentive awards that take into account performance goals;

•	Align the interests of executive officers and directors with stockholder value creation; and

•	Drive Company results.
          We encourage stockholders to read the “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve these compensation objectives, as well as the Summary Compensation Table and other detailed information on the compensation of our named executive officers, starting on page 29.
          The Human Resources Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.
          Accordingly, and as a matter of good corporate governance, we are asking our stockholders to vote for the following advisory resolution at the 2011 annual general meeting of stockholders:
          RESOLVED, that the stockholders of Harvest Natural Resources, Inc. (the “Company”) approve the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 annual stockholders meeting.
          Because your vote is advisory, it will not be binding upon the Company or the Board of Directors. This means it will not overrule any decision by the Company or the Board of Directors, create or change any fiduciary duties of the Company, the Board of Directors or its Human Resources Committee, or create, reverse or nullify any legal obligation of the Company. However, the Board and the Human Resources Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Required Vote
          A majority of the votes cast is required to approve this Proposal 3.
THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THIS PROPOSAL 3.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
          The Dodd-Frank Wall Street Reform and Consumer Protection Act also requires, for annual meetings taking place on or after January 21, 2011, that companies provide stockholders with an advisory vote on the frequency with which stockholders will have an advisory vote on executive compensation and at least every six years thereafter.
          As a result, the Company is seeking a non-binding advisory vote from its stockholders regarding the desired frequency for holding a non-binding advisory vote to approve the compensation of our executive officers as described in our annual proxy statements.
          This proposal gives our stockholders the opportunity to express their views as to whether the non-binding advisory vote on our executive officer compensation practices should occur every one, two, or three years. While the vote is non-binding upon the Board of Directors, they will take into account the outcome of the vote when deciding the frequency of the non-binding advisory vote on our future executive officer compensation decisions and the Board may decide that it is in the best interest of the Company to hold an advisory vote more or less frequently than that receiving the highest number of votes.
          We recommend that a non-binding advisory vote to approve the compensation of our executive officers as disclosed in our annual proxy statements occur once every two years. We believe holding that vote every two years allows our Board of Directors and the Human Resources Committee sufficient time to engage our stockholders following each such vote to understand any concerns they may have, and to respond with any changes to the compensation of our executive officers and/or related disclosure deemed appropriate in response to the results of a stockholder advisory vote.
          In addition, our compensation program objectives are designed to motivate executives to deliver strong longer term business results. Accordingly, we believe that a vote every two years would provide our stockholders with additional time to evaluate the effectiveness of our executive compensation philosophy as it relates to our performance. In the future we may determine that a more or less frequent advisory vote is appropriate, either in response to the vote of our stockholders on this Proposal 4 or for other reasons.
          While we believe our recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove our recommendation, but are instead asked to provide an advisory vote on whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every one, two or three years.
          Accordingly, and as a matter of good corporate governance, we are asking our stockholders to vote for the following advisory resolution at the 2011 annual general meeting of stockholders:
          RESOLVED, that the stockholders of Harvest Natural Resources, Inc. (the “Company”) determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement is:
          EVERY YEAR;
          EVERY 2 YEARS; or
          EVERY 3 YEARS.
          Because your vote is advisory, it will not be binding upon the Company or the Board. This means it will not overrule any decision by the Company or the Board, create or change any fiduciary duties of the Company, the Board or its Compensation Committee, or create, reverse or nullify any legal obligation of the Company.

Required Vote
          The option among those choices that obtains a plurality of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Stockholders Meeting will be deemed to have received the advisory approval of our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE FOR “2 YEARS” FOR THIS PROPOSAL.

EXECUTIVE OFFICERS
          The following table provides information regarding each of our executive officers.

Name	Age	Position
James A. Edmiston *	51	President and Chief Executive Officer
Stephen C. Haynes	54	Vice President, Finance, Chief Financial Officer and Treasurer
Keith L. Head	53	Vice President, General Counsel and Corporate Secretary
G. Michael Morgan	57	Vice President, Business Development
Karl L. Nesselrode	53	Vice President, Engineering
Patrick R. Oenbring	59	Vice President, Western Operations
Robert Speirs	55	Vice President, Eastern Operations

*	See Mr. Edmiston’s biography on page 9.
          Stephen C. Haynes has served as our Vice President, Chief Financial Officer and Treasurer since May 19, 2008. Mr. Haynes performed various financial consulting engagements from January 1, 2008, until his appointment with Harvest. Previously, he served as Chief Financial Officer for Cygnus Oil and Gas Corporation for the period February 1, 2006 through December 31, 2007. Before joining Cygnus, Mr. Haynes was the Corporate Controller with Carrizo Oil and Gas for the period January 1, 2005 through January 31, 2006. Mr. Haynes served as an independent consultant from March 2001 through end of 2004. From March 1990 through December 2000, Mr. Haynes served in a series of increasing responsibilities in international managerial and executive positions with British Gas, culminating in his appointments as Vice President-Finance of Atlantic LNG, a joint venture of British Gas and several industry partners in Trinidad and Tobago. Mr. Haynes is a Certified Public Accountant, holds a Master of Business Administration degree with a concentration in Finance from the University of Houston and a Bachelor of Business Administration degree in Accounting from Sam Houston State University. He also attended the Executive Development Program at Harvard University.
          Keith L.Head has served as our Vice President, General Counsel and Corporate Secretary since May 7, 2007. He joined Texas Eastern upon graduation from law school and remained with the same organization through mergers with Panhandle Eastern, Duke Energy Corporation and Cinergy Corp. Mr. Head held various business development positions with Duke Energy Corporation from 1995 to 2001. His corporate development work included the identification, evaluation and negotiation of acquisitions in Latin America, North America and the United Kingdom. Mr. Head was Senior Vice President and General Counsel at Duke Energy North America from 2001 to 2004 and Associate General Counsel of Duke Energy Corporation from 2004 through December 2006. After leaving Duke Energy, Mr. Head joined Harvest in May 2007. Mr. Head holds a Bachelor of Science degree in Business Administration from the University of North Carolina. He received both a Juris Doctorate and Masters in Business Administration from the University of Texas in 1983.
          G. Michael Morgan has served as Vice President, Business Development since May 19, 2008. Prior to joining Harvest, Mr. Morgan served as Corporate Vice President of International Affairs at Sempra Energy from 2006 until retirement in June 2008. From 2000 to 2006 at Sempra, he was Vice President — Special Projects and President and General Manager — South America Operations. Before joining Sempra, Mr. Morgan was Vice President Latin America New Ventures for Unocal Corporation and held various international and domestic positions at Enron Corporation, Tenneco Corporation, Shell International and Gulf Oil. He has served as a director on the board of several energy companies based in Latin America. Mr. Morgan holds a Bachelor of Science degree in geology from the University of Texas.
          Karl L. Nesselrode has served as Vice President, Engineering of the Company since November 17, 2003. From August 9, 2007 to August 2, 2010, he accepted a long-term secondment to Petrodelta as its Operations and Technical Manager while remaining an officer of Harvest. From February 2002 until November 2003, Mr. Nesselrode was

President of Reserve Insights, LLC, a strategy and management consulting company for oil and gas. He was employed with Anadarko Petroleum Corporation as Manager Minerals and Special Projects from July 2000 to February 2002. Mr. Nesselrode served in various managerial positions with Union Pacific Resources Company from August 1979 to July 2000. Mr. Nesselrode earned a Bachelor of Science in Petroleum Engineering from the University of Tulsa in 1979 and completed Harvard Business School Program for Management Development in 1995.
          Patrick R. Oenbring has served as Vice President, Western Operations since April 14, 2008. Mr.Oenbring has 34 years of experience in the oil and gas business in both technical and management positions. From October 2007 until coming to Harvest, he worked as an independent consultant. He was the Chief Operating Officer for Cygnus Oil and Gas Company (formerly Touchstone Resources) from March 2006 until September 2007. Technip Offshore, Inc. employed Mr. Oenbring as Senior Project Manager from May 2005 until February 2006. He began his career with Conoco in 1974 and served in several capacities with responsibilities on the North Slope of Alaska, the Gulf of Mexico, the North Sea, the Middle East, the Far East, Canada, Nigeria and the United States. Mr. Oenbring joined Occidental Petroleum Corporation (Occidental) in 1997, as President and General Manager, Occidental Petroleum of Qatar and subsequently, returned to the United States in 2000 as President and General Manager, Occidental Permian. In 2003, Mr. Oenbring retired from Occidental and became an independent consultant to the oil and gas industry, serving diverse clients in West Texas, Colombia, India, and Houston. While Mr. Oenbring was the Chief Operating Officer at Cygnus, Cygnus filed for bankruptcy protection in 2007. Mr. Oenbring holds a Bachelor of Science degree in Chemical Engineering from the University of Kansas. He is a graduate of the University of Pittsburgh executive development program and is a registered Professional Engineer in the State of Texas.
          Robert Speirs has served as Vice President, Eastern Operations since December 6, 2007. He joined Harvest in June 2006 as President and General Manager, Russia. Previously Mr. Speirs was President of Marathon Petroleum Russia and General Director of their wholly-owned subsidiary, KhantyMansciskNefte Gas Geologia from March 2004 through May 2006. Prior to joining Marathon, Mr. Speirs was Executive Vice President of YUKOS EP responsible for engineering and construction from June 2001. During both these periods, Mr. Speirs spent considerable time in West Siberia where he oversaw substantial increases in production at both companies. From November 1997 until March 2001, Mr. Speirs resided in Jakarta where he served as President of Premier Oil Indonesia. During this period, Premier was active in all phases of the Upstream business, culminating in the commissioning of the West Natuna Gas Project. Prior to 1997, Mr. Speirs was with Conoco for 21 years in various leadership positions in the US, UK, Russia, Indonesia, Singapore and Dubai, UAE. Mr. Speirs earned a Bachelor of Science degree with Honors in Engineering Science from the University of Edinburgh. He also attended the Executive Management Program at INSEAD.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
          This Compensation Discussion and Analysis describes our compensation objectives, philosophy, practices and components for the executive officers identified in the Summary Compensation Table. Throughout this proxy statement, we refer to these individuals, who serve as our Chief Executive Officer (“CEO”), Chief Financial Officer, and Vice Presidents as the “named executive officers.”
Summary of Executive Compensation Decisions Made in 2010
          During 2010, our executive compensation decisions included:
•	Base salary increases of 1.5 percent for the CEO and averaging 4.7 percent for the named executive officers;

•	The 2009 annual incentive payments were deferred until after the stockholder’s meeting in an effort to conserve cash as the company sought to close a senior convertible note offering in late February;

•	For 2009 incentive awards, the CEO received 67 percent of target incentive and the other named executive officers received an average of 65 percent of target incentive; and

•	The value of the long-term incentive awards were allocated at approximately 34 percent restricted stock and 66 percent stock options.
Company Overview and Compensation Objectives
          In 2010, we continued our strategic focus on diversifying our asset base beyond Venezuela. As an organization, we continue to make progress toward building a portfolio of exploration prospects that complement the production and development properties we currently hold in Venezuela and Utah. (Note: on March 22, 2011, we announced the pending sale of our Utah assets for $215MM.) We operate from our Houston, Texas headquarters with offices in London, England; Muscat, Sultanate of Oman (“Oman”); Singapore; Jakarta, Republic of Indonesia (“Indonesia”); and Roosevelt, Utah. We hold producing properties in Venezuela and the United States, and exploration acreage in the Gulf Coast Region of the United States, onshore West Sulawesi in Indonesia, offshore of the Republic of Gabon (“Gabon”), onshore in Oman, and offshore of the People’s Republic of China (“China”).
          In 2010, we achieved these results:
•	Assets increased by 40 percent;

•	Net income increased to $15.7 million;

•	Production in Venezuela increased 9 percent over 2009 to levels not achieved since 2005;

•	Made and appraised discovery in Utah’s Uintah basin;

•	Increased proven and probable (2P) reserves to 118 MMboe or 43 percent;

•	Proved reserve additions replaced production by 474 percent;

•	Produced 140,000 bbl of oil and 391,000 mcf of gas net to Harvest in our Utah Operations;

•	Five year total stockholder return is 37 percent, and our 1 year total stockholder return is 130 percent; and

•	Total stockholders’ equity increased 11 percent in 2010 over 2009.
          The following graphs highlight the key results, progress and growth the Company has made in 2010 for our stockholders:

The Human Resources Committee (“Committee”) of the Board of Directors has taken these 2010 results into consideration as it determined the annual 2010 performance and equity awards consistent with our compensation philosophy.
Compensation Philosophy
          Our compensation philosophy is to offer competitive total compensation to enable us to attract, motivate and retain key executives. This contributes to the Company’s continued growth consistent with our strategy. Our compensation objectives include:
•	Offering total compensation that is competitive with selected globally focused energy related companies with which we compete for executive talent;

•	Providing annual cash incentive awards that take into account performance factors weighted by corporate and business goals;

•	Aligning the interest of executive officers and directors with stockholder value creation by providing significant equity based long-term incentives; and

•	Driving company results.
          The Committee oversees the development and execution of our compensation philosophy and objectives. The Committee recommends compensation for the executive officers, both short-term and long-term cash and non-cash compensation, and submits those recommendations to the Board of Directors for approval. Four independent directors comprise the Committee. The Committee meets as often as needed, but no less than quarterly, reviews compensation and benefits programs with management and approves any changes. Our Human Resources, Accounting and Legal Department employees handle the day-to-day design and administration of employee compensation and benefit programs available to our employees.

Setting Executive Compensation
          Our compensation program consists of several forms of compensation: base salary, annual performance based incentive awards, long-term incentives and personal benefits. Base salary and annual performance based incentive awards are cash-based while long-term incentives, typically, consist of stock options, stock appreciation rights, restricted stock units and/or restricted stock awards. In conjunction with the CEO’s recommendations and our independent consultants’ advice on base salary, annual bonus awards and long-term incentives, the Committee establishes executive compensation based on performance, compensation history and market information with the full Board of Director’s approval.
Timeline of Executive Compensation Decisions
          At the December 9, 2009 Committee meeting, we approved a 2010 calendar of executive compensation decisions. The table below summarizes the timeline for those decisions.
2010 Human Resources Committee Annual Calendar
February 2010 —
•	Compared previous year performance and actual performance for annual incentives

•	Determined actual payout of annual incentive bonus amounts based on prior fiscal year performance
March 2010 —
•	Reviewed, revised and approved peer companies for benchmarking

•	Reviewed and approved the Compensation Discussion and Analysis for annual proxy statement

•	Reviewed Executive Employment Agreements for renewal in May 2010

•	Reviewed and recommended 2010 Long Term Incentive Plan proposal be submitted to stockholders for approval at the Annual Stockholders meeting in May 2010

•	Reviewed Committee actions throughout 2009 to verify meeting all requirements of the Committee Charter
May 2010 —
•	Performed comprehensive executive and director compensation benchmark review

•	Approved base salaries for 2010 — changes to base salaries of named executive officers varied from 1.5 to 8.6 percent

•	Approved no changes to be made to director retainer and meeting fee compensation in 2010

•	Approved equity awards for fiscal 2010 for both directors and executives/officers
July 2010 —
•	Reviewed all human resource policies, procedures and programs
December 2010 —
•	Approved 2011 Committee calendar

•	Reviewed Committee Charter and made no changes
          Periodically, the Committee prepares a business continuity and succession plan for the top executives. The Committee plans to update these plans in 2011.

The Role of the Compensation Consultant — Peer Group and Compensation Surveys
          In 2010, the Committee engaged Stone Partners, the Committee’s independent compensation consultant, to benchmark our executive officer compensation levels with similar positions. Stone Partners reports to the Committee and does not perform any consulting work for management. The Committee considers market information from compensation surveys and peer company proxy statements when determining compensation for each of the executive officers. In May 2010, the Committee reviewed proxy statement data from a peer group of companies. The survey data was aged 3 percent per year from the previous year surveys (Watson Wyatt 2009 Top Management Compensation Survey, the William M. Mercer 2009 Energy Industry Compensation Survey and the Effective Compensation Inc.’s (ECI) 2009 Oil and Gas Industry Compensation Survey).
          Each year, the Committee reviews the composition of the peer group and the compensation paid at these companies, as well as their corporate performance and other comparative factors in determining the appropriate compensation levels for our executives. No company in our peer group shares our unique risk profile; and therefore, the Committee uses the peer group data more as a general guideline rather than a strict determinate in setting executive compensation. The Committee selects companies because of shared similarities, including a common industry (international oil exploration or other international mining ventures), assets, market capitalization and enterprise value. Our peer companies typically have global businesses and compete with us for executive talent. Currently, our industry peer group consists of the following companies:
Anadarko Petroleum Corp.
Apache Corp.
ATP Oil & Gas Corp.
Callon Petroleum Co.
Endeavour International Corp.
EOG Resources, Inc.
FX Energy, Inc.
Hecla Mining Co.
Noble Energy, Inc.
PetroQuest Energy, Inc.
Pioneer Natural Resources Co.
Stone Energy Corp.
Swift Energy Corp.
Toreador Resources Corp.
VAALCO Energy, Inc.
          For 2010, Stone Partners benchmarked the 25th, 50th and 75th percentiles for the data sources mentioned above to provide the Committee with an understanding of competitive pay practices. These surveys, equally weighted with the proxy data, consider each element of compensation and are collectively referred to as the “market data” throughout this Compensation Discussion and Analysis. Stone Partners also provides the Committee with advice on equity incentive compensation trends, including types and value of awards being used by other public companies.
The Role of the Executives in Human Resources Committee Meetings
          The Committee invites our CEO, our Director of Human Resources and Administration and our Vice President, General Counsel and Corporate Secretary to attend their meetings. The Director of Human Resources and Administration provides reports on plan administration and human resources policies and programs and keeps the minutes of the meetings. The Vice President, General Counsel and Corporate Secretary provides legal advice on human resource matters. The CEO makes recommendations with respect to specific compensation decisions. The Committee, without management present, regularly meets in executive session and with its compensation consultant to review executive compensation matters including market data as well as peer group information.
          The CEO’s role in establishing compensation includes making recommendations to the Committee on performance evaluation, base salary, and both equity and annual incentive based compensation for executive officers and senior management (other than the CEO). From time to time, the CEO and other management are invited to participate in Committee meetings to provide information regarding our strategic objectives, financial performance, and recommendations regarding compensation plans. Management may be asked to prepare information for any Committee meeting. Depending on the agenda for a particular meeting, these materials may include:
•	Reports on our strategic objectives;

•	Financial reports;

•	Reports on achievement of individual and corporate performance objectives;

•	Information regarding compensation programs and compensation levels for executive officers, directors and other employees at peer companies;

•	Information on the total compensation of the executive officers, including base salary, cash incentives, equity awards, and other compensation, and any amounts payable to the executive officers upon voluntary or involuntary termination, or following a severance with or without a change in control; and

•	Information regarding all annual and equity incentive based compensation, and health and welfare plans.
Executive Compensation Components
          We design our compensation components to reward executive officers’ contributions while considering our unique operating situation, how they manage the situation and our strategy. Some of the factors we consider in compensating our executives are individual experience and skill sets that are unique from more domestically focused oil and gas companies and are heavily focused on extensive global energy industry experience. It is essential to our business strategy that we recruit and retain executives that understand the risk and complexity of our global focus and unique business strategy. All of our executive officers are mid-to-late career executives who have worked for larger energy companies and have come to us for the challenge and reward of working for a small, entrepreneurial organization.
          The principal components of compensation for executive officers in 2010 included:
•	Base salary;

•	Annual performance based incentive awards;

•	Long-term incentive compensation; and

•	Personal benefits.
Base Salary
          We pay base salaries to our executive officers to compensate them for specific job responsibilities during the calendar year. In determining base salaries for our executive officers, the Committee considers market and competitive benchmark data for the executive’s level of responsibility targeting between the 50th and 75th percentile of executive officers in comparable companies, with variation based on individual executive skill sets.
          In 2010, our CEO received an annualized base salary increase of 1.5 percent and the named executive officers received an average annualized increase of 4.7 percent. Compared to 2010 market data, our CEO’s base salary is at the 44th percentile, and the named executive officers’ base salaries were between the 41st to 48th percentiles. (See Summary Compensation Table for more details.)
Annual Performance-Based Incentive Awards
          The Committee uses discretion in selecting indicators of performance in determining annual cash incentive awards and for 2010, the Committee recognized the significant accomplishments of the Company, in particular, total shareholder returns, net production increases and reserve additions.
          Target award levels for annual incentives are set at 100 percent of base salary for the CEO and 50 percent of base salary for other named executive officers. The CEO received 110 percent of target bonus as a performance-based incentive award, and the named executive officers received an average of 127 percent of target bonus as a performance-based incentive award. The actual total cash compensation for the CEO is at the 54th percentile of the market data and the actual total cash compensation for the other named executive officers were between the 45th and 49th percentile of the 2010 market data.

          We believe the Company should have the ability to recover compensation paid to executive officers and key employees under certain circumstances. As a result, in 2011 the Committee intends to address the recoupment of annual incentive compensation from executive officers and certain other key employees once the SEC regulations are finalized regarding recoupment policies. We expect that the policy will provide that substantially as follows:
“In the event the Board of Directors determines that any fraud or intentional misconduct caused or was a substantial contributing factor to a restatement of our financial statements, the Board of Directors may require reimbursement of any annual incentive compensation paid to an executive officer or certain other key employees to the extent the bonus paid exceeded what would have been paid had the financial results been properly reported. This policy will apply to all annual incentives paid after January 2012.”
Long-Term Incentive Compensation
          On May 20, 2010, our stockholders approved the 2010 Long-Term Incentive Plan (the “2010 Plan”). This 2010 Plan allows us to recover any award which the Company deems was not warranted after any restatement of corporate performance.
          We have a burn rate commitment of 2.615 percent for 2009 and 2010. For 2009 and 2010 combined, our average traditional burn rate was 1.5 percent, and our average advisory group burn rate was 1.98 percent. For 2010, our traditional burn rate was 2.24 percent and our advisory group burn rate was 2.6 percent. The advisory group calculates burn rate by multiplying the time based restricted awards granted by a multiplier that depends on a company’s volatility. Our annual volatility was measured as 57.6 percent which would cause time based restricted stock awards to be counted as 1.5 stock option share awards by the advisory group. Long-term incentive awards are granted under our 2001, 2004, 2006 and 2010 Long Term Incentive Plans (“LTIPs”) and the awards are granted to our executive officers to align their personal financial interest with our stockholders. The LTIPs include provisions for stock options, stock appreciation rights, restricted stock and cash awards. Our policy on stock awards is focused on determining the right mix of retention and ownership requirements to drive and motivate our executive officers’ behavior consistent with long-term interests of stockholders. The Committee is the administrator of our LTIPs and, subject to Board of Director approval, has full power to determine the size of awards to our executives, to determine the terms and conditions of grants in a manner consistent with the LTIPs, and to amend the terms and conditions of any outstanding award. The CEO presents individual stock award recommendations for executive officers to the Committee, and after review and discussion the Committee submits their recommendation to the Board of Directors for approval. The Committee’s policy is to grant awards on the date the Board of Directors approves them. Stock options and restricted stock will be granted once each calendar year on a predetermined date or at the effective date of a new hire or promotion, but not within six months of a previous award to the same individual. The price of options and the date of a restricted stock award issued to a new employee will be set on the employee’s effective start date. The price of options and the date of a restricted stock award issued to an employee as a result of a promotion will be set on the effective date of that promotion. Under no circumstances will a grant date be set retroactively.
          The Board of Directors has adopted stock retention guidelines as an additional means to promote ownership and retention of stock by executive officers and directors. The guidelines apply to any award of restricted stock or options to purchase our stock granted to executive officers and directors after February 2004. Under the guidelines, an executive officer or director must retain at least 50 percent of the shares of restricted stock for at least three years after the restriction lapses. Under our Insider Trading Policy, executive officers and directors are strictly prohibited from speculative trading including short sales and buying or selling puts or calls on the Company’s securities.
          Also, an executive officer or director must retain at least 50 percent of the net shares of stock received through the exercise of an option for at least three years after the option lapses.
          The long-term incentive awards for 2010 included stock options and restricted stock. This mix provides upside potential with the stock options and a more stable award in the form of restricted stock. Of the total award value 66 percent was allocated to options and 34 percent to restricted shares. While the 2009 awards paid out near the 25th percentile of the market, the 2010 awards were targeted at the market median. The actual 2010 long-term incentive awards resulted in targeted total direct compensation for the CEO at the 47th percentile of the market data. The actual 2010 long-term incentive awards resulted in targeted total direct compensation for the named executive officers being between the 38th and 46th percentile of the market data. See the Grants of Plan-Based Awards Table for additional details.
          As of December 31, 2010, the total shares available for grant as options under the LTIPs approved by our stockholders were:

2010 Long-term Incentive Plan	973,500
2006 Long-term Incentive Plan	125,000
2004 Long-term Incentive Plan	71,015
2001 Long-term Incentive Plan	333

Total available for grant as options	1,169,848

Total available for grants as restricted stock	266,350

Personal Benefits
          Our executive officers are covered under the same health and welfare plans, including our 401(k) plan, as all employees. The executive officers also receive supplemental life insurance to cover the risks of extensive travel required in conducting our global business. We pay 100 percent of all premiums for the following benefits for employees and their eligible dependents:
•	All employees are entitled to a medical benefit with a maximum lifetime benefit of up to $5.0 million, with an annual out-of-pocket deductible of $1,000 per individual and $3,000 per family.

•	Life and accidental death and dismemberment (“AD&D”) insurance equal to two times annual salary with a minimum of $200,000 and a cap of $300,000 (or $400,000 with evidence of insurability), and additional coverage equal to five times annual salary ($1.0 million maximum) while traveling outside their home country on Company business.

•	Long-term disability benefits provide a monthly benefit of 60 percent of base salary up to a maximum of $10,000 per month.

•	Participation in our Statutory Profit Sharing Plan 401(k). Eligibility is effective the first day of the month following the date of hire. We use a safe harbor matching formula for Company contributions (dollar for dollar match up to 3 percent of pay, $0.50 for every dollar on the next 2 percent of pay subject to the statutory maximum salary limits). Participant and Company contributions are 100 percent vested from the date of contribution. At termination of employment, employees are eligible to receive their account balance in a lump sum.

•	All employees and their dependents receive annual dental and vision care benefits of $1,500 and $250, respectively, per employee and dependent.
          We do not offer a pension plan or a non-qualified deferred compensation plan for executive officers or employees. In 2010, we did not offer perquisites to executive officers or other employees. We offer relocation and Foreign Service premiums to employees serving in an international location. The amount of the premium will vary depending upon the living conditions, political situation and general safety conditions of the international location. Expatriate employees are also provided housing and utilities allowances where applicable. They also receive a cost of living allowance to cover the differential between normal living expenses in the host and home countries, and will continue to participate in the employee benefit plans available to home country employees.
Executive Compensation Mix
          The general mix of compensation for target-level performances in the annual incentive plan, plus the net annualized present value of long-term compensation grants, can range as follows, depending upon the executive officer. The Committee considered the following general percentage mix in establishing the total compensation for the Company’s executive officers for 2010 target performance. It is important to note that the influences on Company financial performance and stock price performance could significantly change the basic mix of compensation components as a percentage of total compensation:

For the CEO:	Base pay = 24 percent
Bonus compensation at target = 24 percent
Long-term compensation annualized = 52 percent

For the named executive officers:	Base pay = 41 to 43 percent
Bonus compensation at target = 20 to 22 percent
Long-term compensation annualized = 35 to 39 percent
          For the CEO, 76 percent of his total direct compensation is considered “at-risk”. The named executive officers have 55 percent to 61 percent of their total direct compensation at risk.
Tax and Accounting Implications of Executive Compensation
Deductibility of Executive Compensation
          As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986 which imposes a limit of $1.0 million on the amount that a publicly-held corporation may deduct in any year for the compensation paid or accrued with respect to its named executive officers unless the compensation is performance based. None of our executive officers currently receives compensation exceeding the limits imposed by Section 162(m). While we cannot predict with certainty how executive compensation might be affected in the future by Section 162(m) or applicable tax regulations issued, we intend to preserve the tax deductibility of all executive compensation while maintaining our executive compensation program as described in this discussion and analysis.
Employment Agreements
          We have entered into Executive Employee Agreements with our named executive officers; Messrs. Edmiston, Speirs, Haynes, Nesselrode, and Oenbring. Two other executive officers who are not named also have executive agreements. The contracts have an initial term, which automatically extends for one year upon each anniversary unless a one-year notice not to extend is given by the executive. The current term of the employment agreements is through May 31, 2011.
          Under certain terms of the Executive Employment Agreement for Mr. Edmiston, if we terminate employment without cause or notice, or he terminates for good reason, he is entitled to:
•	A lump sum amount equal to three years base salary;

•	An amount equal to three years of the maximum annual employer contribution made under our 401(k) plan;

•	Vesting of all stock options;

•	Vesting of restricted stock awards; and

•	Reimbursement of outplacement services.
          In exchange for these benefits, Mr. Edmiston has agreed to restrictions on his ability to compete with us for two years after termination of employment.
          Under the terms of each Executive Employment Agreement for the named executive officers, if we terminate the named executive officer’s employment without cause or notice, or he terminates his employment for good reason, he is entitled to:
•	A lump sum amount equal to two years base salary;

•	An amount equal to two years of the maximum annual employer contribution made under our 401(k) plan;

•	Vesting of all stock options;

•	Vesting of restricted stock awards; and

•	Reimbursement of outplacement services.
          In exchange for these benefits, the executive officers have each agreed to restrictions on their ability to compete with us for two years after termination of employment.

          See the table titled “Potential Payments under Termination or Change of Control” for details on the above information.
          The Committee believes the termination payment included in these employment agreements is needed to attract and retain the executives necessary to achieve our business objectives. However, the Committee also believes termination payments should not be guaranteed. Accordingly, a termination payment will not be paid if a termination occurs after notice and lapse of the notice period to terminate the employment agreement. Also, a termination payment will not be made if the executive officer resigns other than for good reason. Good reason under the employment contracts includes: (1) a material breach of the employment agreement by the Company; (2) failure to maintain or reelect the executive officer to his position; (3) a significant reduction of the executive officer’s duties, position or responsibilities; (4) a substantial reduction, without good business reasons, of the facilities and perquisites available to the executive officer; (5) a reduction by the Company of the executive officer’s monthly base salary; (6) failure of the Company to continue the executive officer’s participation in any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement on substantially the same or better basis relative to other participants; or (7) the relocation of the executive officer more than fifty miles from the location of the Company’s principal office.
Change of Control
          Since it is in our best interest to retain executive officers during uncertain times who will act in the best interests of the stockholders without concern for personal outcome, our Executive Employment Agreements provide benefits in the event of loss of employment for employees in good standing due to a change of control. Change of control is defined as the acquisition of 50 percent or more of our voting stock, the cessation of the incumbent board of directors to constitute a majority of the board of directors, or the reorganization, merger, or sale or disposition of at least 50 percent of our assets where we are not the surviving entity. Change of control severance benefits apply to terminations taking place between 240 days before a change of control and 730 days after a change of control.
          The CEO’s change of control benefits provide that upon occurrence of a change of control and the termination of the CEO without cause or he terminates for good reason, he will be entitled to:
•	A lump sum amount equal to three years base salary;

•	An amount equal to three years of the maximum annual employer contribution made under our 401(k) plan;

•	A lump sum amount equal to three times the amount of his highest annual bonus over the past three years or target, whichever is higher;

•	Continuation of accident, life, disability, dental and health benefits for three years;

•	Excise tax reimbursement and gross up on the reimbursement;

•	Vesting of all stock options;

•	Vesting of restricted stock awards as if he remained an employee; and

•	Reimbursement of outplacement services.
          Change of control benefits for each of the named executive officers provides that upon occurrence of a change of control and his termination without cause or the executive officer terminates for good reason, the executive officer will be entitled to:
•	A lump sum amount equal to two years base salary;

•	An amount equal to two years of the maximum annual employer contribution made under our 401(k) plan;

•	A lump sum amount equal to two times the amount of his highest annual bonus over the past three years or target, whichever is higher;

•	Continuation of accident, life, disability, dental and health benefits for two years;

•	Excise tax reimbursement and gross up on the reimbursement;

•	Vesting of all stock options;

•	Vesting of restricted stock awards as if he remained an employee; and

•	Reimbursement of outplacement services.
          The change of control benefits in the employment agreements contain a double trigger in that both a change of control must occur and the executive officer must be terminated without cause or resign for good reason within a specified period of time after the change of control. The Committee believes that the double trigger avoids unnecessarily rewarding an executive officer when a change of control occurs and the executive officer’s status is not changed as a result. However, because of the significant uncertainty that can arise during a period of a potential or actual change of control, the Committee has provided greater benefits to the executive officer in the event of a termination resulting from a change of control. Change of control benefits are detailed in the “Potential Payments under Termination or Change of Control” table in the “Compensation of Executive Officers” section.
HUMAN RESOURCES COMMITTEE REPORT
          The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis filed in this document. Based on such review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
H. H. Hardee, Committee Chairman
Igor Effimoff
R. E. Irelan
J. Michael Stinson

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
          The following table summarizes the compensation of the Company’s named executive officers for the three most recently completed fiscal years ended December 31, 2010, 2009 and 2008.

						Non-Equity
						Incentive
				Stock	Option	Plan
			Bonus	Awards	Awards	Compensation	All Other
Name & Principal Position	Year	Salary	(1)	($) (2)	($) (2)	(3)	Compensation		Total
James A. Edmiston	2010	$456,923	$509,000	$332,990	$640,884	—	$18,388	(4)	$1,958,185
President and Chief	2009	450,000	$300,000	207,000	191,632	$1,338,700	19,366	(5)	2,506,698
Executive Officer	2008	430,962	428,000	—	643,333	—	14,293	(6)	1,516,588
Stephen C. Haynes	2010	255,192	179,000	93,720	142,994	—	14,634	(7)	685,540
Vice President,	2009	235,000	82,250	64,400	35,378	328,590	14,780	(8)	760,398
Chief Financial Officer	2008	144,616	73,438	209,800	269,750	—	8,580	(9)	706,184
Robert Speirs	2010	308,750	191,000	124,250	190,393	—	315,604	(10)	1,129,997
Vice President,	2009	300,000	90,000	69,000	36,852	401,610	383,977	(11)	1,281,439
Eastern Operations	2008	288,333	142,500	—	214,444	—	444,697	(12)	1,089,974
Karl L. Nesselrode	2010	242,596	152,000	78,100	119,095	—	339,526	(13)	931,317
Vice President,	2009	232,500	69,750	—	—	584,160	448,555	(14)	1,334,965
Engineering	2008	227,212	110,438	—	214,444	—	302,290	(15)	854,384
Patrick R. Oenbring	2010	308,654	208,000	124,250	190,393	—	20,620	(16)	851,917
Vice President,	2009	300,000	105,000	69,000	44,223	462,460	22,256	(17)	1,002,939
Western Operations	2008	213,462	116,875	505,000	787,148	—	66,337	(18)	1,688.822
Notes:

(1)	Harvest pays bonuses one year in arrears but reflects the bonus in the table above in the year to which it related. Harvest deferred the payment of the 2009 incentive bonuses to named executive officers and key employees until May 2010, which was after the 2009 proxy was filed. These incentive bonuses have been included in the above table as 2009 incentive bonuses.

(2)	Harvest uses the Black-Scholes option pricing model to determine the value of each option grant on the date of grant. Harvest does not advocate or necessarily agree that the Black-Scholes option pricing module can properly determine the value of an option. Calculations for the named executive officers are based on a weighted average expected life of five years, expected volatility of 68.9 percent, risk free interest of 3.5 percent, expected dividend yield of 0 percent and expected annual forfeitures of 3 percent or stock options and 0 percent restricted stock.

(3)	In June 2009, Harvest issued stock appreciation rights (SAR) and restricted stock units (RSU) as long-term incentive compensation. These instruments can be settled in cash or equity. Currently, no plan has been approved by the stockholders for equity settlement and Harvest is recording the liability and expense associated with the awards based on the fair market value of the stock. At December 31, 2010, Harvest’s closing price of $12.17 per share was used to calculate the liability and expense associated with these awards.

(4)	Includes $7,866 of Company paid group term life insurance premiums and $9,800 in Company 401(k) match and $722 of other cash compensation.

(5)	Includes $9,566 of Company paid group term life insurance premiums and $9,800 in Company 401(k) match.

(6)	Includes $5,093 of Company paid group term life insurance premiums and $9,200 in Company 401(k) match.

(7)	Includes $4,184 of Company paid group term life insurance premiums and $9,800 in Company 401(k) match, and $650 of other non-cash compensation.

(8)	Includes $4,980 of Company paid group term life insurance premiums and $9,800 in Company 401(k) match.

(9)	Includes $2,795 of Company paid group term life insurance premiums and $5,785 in Company 401(k) match.

(10)	Includes $157,678 for foreign housing and living expenses, $65,329 for cost of living adjustment, $34,115 for vacation allowance, $34,000 for transportation allowance, $28,500 for Foreign Service premium, $(6,055) for foreign taxes, $1,376 of Company paid group term life insurance premiums and $661 for other non-cash compensation.

(11)	Includes $175,875 for foreign housing and living expenses, $57,612 for cost of living adjustment, $35,985 for vacation allowance, $34,000 for transportation allowance, $28,500 for Foreign Service premium, $51,269 for foreign taxes and $736 of Company paid group term life insurance premiums.

(12)	Includes $203,340 for foreign housing and living expenses, $66,668 for cost of living adjustment, $33,333 for vacation allowance, $30,827 for transportation allowance, $44,333 for Foreign Service premium, $25,550 for foreign taxes, $39,910 in Company relocation reimbursements and $736 of Company paid group term life insurance premiums.

(13)	Includes $93,559 for foreign housing and living expenses, $39,346 for cost of living adjustment, $11,059 for vacation allowance, and $45,308 for foreign service premium, $135,896 for foreign taxes, $3,871 of Company paid group term life insurance premiums and $9,800 in Company 401(K) match, and $687 in other non-cash compensation.

(14)	Includes $163,419 for foreign housing and living expenses, $55,805 for cost of living adjustment, $17,250 for vacation allowance, $76,000 for Foreign Service premium, $122,509 for foreign taxes, $3,772 of Company paid group term life insurance premiums and $9,800 in Company 401(K) match.

(15)	Includes $153,101 for foreign housing and living expenses, $20,934 for cost of living adjustment, $26,176 for vacation allowance, $76,000 for Foreign Service premium, $13,107 for foreign taxes, $3,772 of Company paid group term life insurance premiums and $9,200 in Company 401(K) match.

(16)	Includes $10,133 of Company paid group term life insurance premiums, $9,800 in Company 401(K) match and $687 of other non-cash compensation.

(17)	Includes $12,456 of Company paid group term life insurance premiums and $9,800 in Company 401(k) match.

(18)	Includes $50,000 in signing bonus, $7,137 of Company paid group term life insurance premiums and $9,200 in Company 401(k) match.

Grants of Plan-Based Awards
     The following table shows information concerning options to purchase Common Stock granted to each of the named executive officers during 2010.

									All Other
									Stock	All Other
									Awards:	Option
									Number	Awards:	Exercise	Fair
			Estimated Future Payouts			Estimated Future Payouts			of	Number of	or Base	Value of
			Under Non-Equity			Under Equity Incentive			Shares of	Securities	Price of	Stock
		Non-Equity	Incentive Plan Awards(1)			Plan Awards(1)			Stock	Underlying	Option	Based
	Grant	Incentive	Threshold	Target	Max.	Threshold	Target	Max.	or Units	Options(2)	Awards	Awards
Name	Date	Awards	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(3)
James A. Edmiston	5/20/2010											640,884
	5/20/2010								46,900	160,900	$7.100	332,990
Stephen C. Haynes	5/20/2010											142,994
	5/20/2010								13,200	35,900	$7.100	93,720
Robert Speirs	5/20/2010											190,393
	5/20/2010								17,500	47,800	$7.100	124,250
Karl L. Nesselrode	5/20/2010											119,095
	5/20/2010								11,000	29,900	$7.100	78,100
Patrick R. Oenbring	5/20/2010											190,393
	5/20/2010								17,500	47,800	$7.100	124,250
Notes:

(1)	There were no thresholds, targets, or maximums for the performance based incentive awards.

(2)	All options granted vest 1/3 each year over a three year period. Harvest granted options representing 467,000 shares to employees in 2010.

(3)	The amounts included represent the full grant date fair value of each restricted stock award and stock option award computed in accordance with ASC Topic 718 (formerly FAS123R).) as described in Notes to the Consolidated Financial Statements, Note 7 — Stock Option and Stock Purchase Plans, in our Annual Report on Form 10-K for the year ended 2010.

Outstanding Equity Awards at Fiscal Year End
     The following table shows information concerning outstanding equity awards as of December 31, 2010 held by the named executive officers.

	Option Awards					Stock Awards
							Market	Equity	Equity
			Equity				Value of	Incentive	Incentive
			Incentive			Number	Shares or	Plan Awards:	Plan Awards:
			Plan			of Shares	Units of	Number of	Market or
			Number of			Or Units	Stock	Unearned	Payout Value
	Number of Securities		Securities			of Stock	That	Shares, Units	of Unearned
	Underlying		Underlying			That	Have	or Other	Shares, Units
	Unexercised		Unexercised	Option		Have	Not	Rights	Or Other Rights
	Options		Unearned	Exercise	Option	Not	Vested	That Have	That Have
	(#)		Options	Price	Expiration	Vested	(1)	Not Vested	Not Vested
Name	Exercisable	Not exercisable	(#)	($)	(Date)	(#)	($)	(#)	($)
James A. Edmiston	100,000			$13.585	9/1/2014
	75,000			$12.795	3/4/2015
			85,000 (2)	$10.800	9/15/2015
			165,000 (2)	$10.800	9/15/2015
								250,000 (3)
	17,000			$9.605	3/2/2016
	24,334			$9.605	3/2/2016
	150,000	100,000		$9.625	2/27/2014
	80,000	40,000		$10.175	5/15/2015
	21,667	43,333		$4.595	6/18/2016	45,000	552,375
		160,900		$7.100	5/20/2015	46,900	575,698
Stephen C. Haynes	33,333	16,667		$10.245	5/19/2015	20,000	245,500
	4,000	8,000		$4.595	6/18/2016	14,000	171,850
		35,900		$7.100	5/20/2015	13,200	162,030
Robert Speirs	80,000	—		$13.690	6/1/2016
	48,000	32,000		$9.625	2/27/2014
	26,667	13,333		$10.175	5/15/2015
	4,167	8,333		$4.595	6/18/2016	15,000	184,125
		47,800		$7.100	5/20/2015	17,500	214,813
Karl L. Nesselrode	36,000			$7.100	11/17/2013
	8,000			$13.010	5/26/2014
	20,000			$12.795	3/4/2015
	13,334			$9.605	3/2/2016
	42,000	28,000		$9.625	2/27/2014
	26,667	13,333		$10.175	5/15/2015
		29,900		$7.100	5/20/2015	11,000	135,025
Patrick R. Oenbring	80,000	40,000		$12.625	4/14/2015	40,000	491,000
	5,000	10,000		$4.595	6/18/2016	15,000	184,125
		47,800		$7.100	5/20/2015	17,500	214,813

(1)	The market value of shares was $12.28 per share, based on the average of the high and low market prices on December 31, 2010.

(2)	These options vest 1/3 on the last to occur of September 15, 2006 and the date on which the average of the stock price for 10 consecutive trading days is greater than $20 per share. Vesting of 1/3 on September 15, 2007 and 2008 is subject to the same $20 per share condition.

(3)	This stock unit is a right to receive, after vesting, a cash amount equal to the difference between the closing price of the stock on September 15, 2005 and the price of the stock on the date payment is distributed. Vesting is 1/3 on the last to occur of September 15, 2006 and the date on which the average of the stock price for 10 consecutive trading days is greater than $25 per share. Vesting of 1/3 on September 15, 2007 and 2008 is subject to the same $25 per share condition.

Options Exercised and Stock Vested
     The following table provides information regarding the exercise of stock options during 2010 by the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting
James A. Edmiston	—	—	50,000	$266,000
Stephen Haynes	—	—	—	—
Robert Speirs	—	—	25,000	133,000
Karl L. Nesselrode	—	—	17,000	90,440
Patrick R. Oenbring	—	—	—	—
Potential Payments under Termination or Change of Control
     The tables below reflect the additional compensation to the named executive officers of the Company under the terms of their Executive Employment Agreements in the event of termination without cause or without proper notice, termination following change of control, or termination for disability or death. See Compensation Discussion and Analysis — Employment Agreements and Change of Control above for a description of the terms of the Executive Employment Agreements. The amounts shown in the tables assume that such termination was effective as of December 31, 2010, and thus include estimated amounts earned through that date which would be paid out to the named executive officers. The actual amounts can only be determined at the time of separation from the Company.

			Termination
			For Good
		Voluntary	Reason or
		Termination	Termination
	Voluntary	Without	Due to	For Cause
	Termination	Cause or	Change in	Termination		Disability
Executive Compensation and Benefits-	on	Notice on	Control on	On	Death on	On
James Edmiston	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/20010
Compensation:
Base Salary	—	$1,386,000	$1,386,000	—	$1,386,000	$1,386,000
Short-term Incentive (100 percent of base salary)	—	—	1,527,000	—	—	—
Long-term Incentives
Stock Options (Intrinsic Value)	—	1,820,810	1,820,810	—	1,820,810	1,820,810
Restricted Shares	—	1,118,423	1,118,423	—	1,118,423	1,118,423
Stock Units Payable in Cash	—	3,042,500	3,042,500		3,042,500	3,042,500
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	$2,433,335	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	89,933	—	—	—
401(k) Employer Match	—	—	29,400	—	—	—

Total	0	$7,387,733	$11,467,401	0	$7,667,733	$7,487,733

*	Until no longer disabled or Social Security Retirement Age

			Termination
			For Good
		Voluntary	Reason or
		Termination	Termination
	Voluntary	Without	Due to	For Cause
	Termination	Cause or	Change in	Termination		Disability
Executive Compensation and Benefits-	on	Notice on	Control on	On	Death on	On
Stephen Haynes	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Compensation:
Base Salary	—	$510,384	$510,384	—	$510,384	$510,384
Short-term Incentive (50 percent of base salary)	—	—	358,000	—	—	—
Long-term Incentives
Stock Options (Intrinsic Value)	—	274,697	274,697	—	274,697	274,697
Restricted Shares	—	574,424	574,424	—	574,424	574,424
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	391,948	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	53,706	—	—	—
401(k) Employer Match	—	—	19,600	—	—	—

Total	0	$1,379,505	$2,202,759	0	$1,659,505	$1,479,505

*	Until no longer disabled or Social Security Retirement Age

			Termination
			For Good
		Voluntary	Reason or
		Termination	Termination
	Voluntary	Without	Due to	For Cause
	Termination	Cause or	Change in	Termination		Disability
Executive Compensation and Benefits-	on	Notice on	Control on	On	Death on	On
Robert Speirs	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Compensation:
Base Salary	—	$617,500	$617,500	—	$617,500	$617,500
Short-term Incentive (50 percent of base salary)	—	—	382,000	—	—	—
Long-term Incentives
Stock Options (Intrinsic Value)	—	413,508	413,508	—	413,508	413,508
Restricted Shares	—	395,525	395,525	—	395,525	395,525
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	—	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	43,418	—	—	—
401(k) Employer Match	—	—	—	—	—	—

Total	0	$1,446,533	$1,871,951	0	$1,726,533	$1,546,533

*	Until no longer disabled or Social Security Retirement Age

			Termination
			For Good
		Voluntary	Reason or
		Termination	Termination
	Voluntary	Without	Due to	For Cause
	Termination	Cause or	Change in	Termination		Disability
Executive Compensation and Benefits-	on	Notice on	Control on	On	Death on	On
Karl Nesselrode	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Compensation:
Base Salary	—	$485,192	$485,192	—	$485,192	$485,192
Short-term Incentive (50 percent of base salary)	—	—	304,000	—	—	—
Long-term Incentives
Stock Options (Intrinsic Value)	—	249,452	249,452	—	249,452	249,452
Restricted Shares	—	133,870	133,870	—	133,870	133,870
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	—	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	59,314	—	—	—
401(k) Employer Match	—	—	19,600	—	—	—

Total	0	$888,514	$1,271,428	0	$1,168,514	$988,514

*	Until no longer disabled or Social Security Retirement Age

			Termination
			For Good
		Voluntary	Reason or
		Termination	Termination
	Voluntary	Without	Due to	For Cause
	Termination	Cause or	Change in	Termination		Disability
Executive Compensation and Benefits-	on	Notice on	Control on	On	Death on	On
Patrick Oenbring	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Compensation:
Base Salary	—	$617,307	$617,308	—	$617,308	$617,308
Short-term Incentive (50 percent of base salary)	—	—	416,000	—	—	—
Long-term Incentives
Stock Options (Intrinsic Value)	—	318,096	318,096	—	318,096	318,096
Restricted Shares	—	882,325	882,325	—	882,325	882,325
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	—	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	52,033	—	—	—
401(k) Employer Match	—	—	19,600	—	—	—

Total	0	$1,837,729	$2,325,362	0	$2,117,729	$1,937,729

*	Until no longer disabled or Social Security Retirement Age

STOCK OWNERSHIP
Directors and Named Executive Officers
     The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors and nominees for director, each named executive officer and our directors and named executive officers as a group. Except as otherwise indicated, all information is as of March 31, 2011.
     The number of shares beneficially owned by each director or named executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 31, 2011 through the exercise of stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his spouse) with respect to the shares set forth in the following table.

	Amount and Nature of
	Beneficial Ownership
	Number of Shares	Shares	Total	Percent of
	Beneficially	Acquirable	Beneficial	Shares
Name of Beneficial Owner	Owned(1)	Within 60 Days	Ownership	Outstanding(2)
James A. Edmiston	257,900	611,634	869,534	2.56%
Stephen C. Haynes	51,700	65,966	117,666	*
Keith L. Head	30,171	75,999	106,170	*
G. Michael Morgan	86,900	108,334	195,234	*
Karl L. Nesselrode	48,485	183,301	231,786	*
Patrick R. Oenbring	78,410	140,933	219,343	*
Robert Speirs	121,650	204,101	325,751	*
Stephen D. Chesebro’	323,854	15,000	338,854	1.00%
Igor Effimoff	35,000	10,000	45,000	*
H. H. Hardee	180,783	25,000	205,783	*
Robert E. Irelan	47,000	10,000	57,000	*
Patrick M. Murray	186,854	15,000	201,854	*
J. Michael Stinson	73,000	15,000	88,000	*

All current directors and executive officers as a group of thirteen persons	1,521,707	1,480,268	3,001,975	8.84%

*	Represents less than 1 percent of the Company’s outstanding common stock.

(1)	This number does not include common stock which our directors or named executive officers have a right to acquire within 60 days of March 31, 2011.

(2)	Percentages are based upon 33,974,691 shares of common stock outstanding on March 31, 2011.

(3)	Percentage should be calculated assuming that the vested options have been exercised by the individual for whom the percent is being calculated.

Certain Beneficial Owners
     The following table shows the amount of our common stock beneficially owned by any person or group that is the direct or beneficial owner of more than 5 percent of our common stock as of December 31, 2010.

	Aggregate Number	Percent of
	of Shares	Shares
Name and Address	Beneficially Owned(1)	Outstanding(2)

Dimensional Fund Advisors, Inc.(3)	2,762,119	8.14 percent
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

Capital World Investors(4)	2,175,670	6.41 percent
333 South Hope Street, 55th Floor Los Angeles, CA 90071

BlackRock, Inc.(5)	2,083,961	6.14 percent
40 East 52nd Street New York, NY 10022

Soros Fund Management LLC(6)	2,008,417	5.92 percent
888 Seventh Avenue, 33rd Floor New York, NY 10106

Porter Olin(7)	1,765,000	5.20 percent
666 Fifth Avenue, Suite 3403 New York, NY 10103

Cumberland Associates, L.L.C.(8)	1,722,096	5.07 percent
767 Third Avenue, 39th Floor New York, NY 10017

(1)	The stockholder has sole voting and dispositive power over the shares indicated unless otherwise disclosed.

(2)	The percentage of common stock is based upon information provided by the New York Stock Exchange on December 31, 2010.

(3)	The address and aggregate number of shares beneficially owned by Dimensional Fund Advisors, Inc. are based upon their Schedule 13G/A filed with the Securities and Exchange Commission February 11, 2011.

(4)	The address and aggregate number of shares beneficially owned by Capital World Investors are based upon their Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011.

(5)	The address and aggregate number of shares beneficially owned by BlackRock, Inc. are based upon their Schedule 13G/A filed with the Securities and Exchange Commission February 4, 2011.

(6)	The address and aggregate number of shares beneficially owned by Soros Fund Management LLC are based upon their Schedule 13G filed with the Securities and Exchange Commission on February 3, 2011.

(7)	The address and aggregate number of shares beneficially owned by Porter Olin are based upon their Schedule 13G filed with the Securities and Exchange Commission on January 28, 2011.

(8)	The address and aggregate number of shares beneficially owned by Cumberland Associates, L.L.C. are based upon their Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 (“Section 16(a)”) requires our directors, executive officers and beneficial holders of more than 10 percent of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our stock. To our knowledge, during fiscal 2010, our officers, directors and 10 percent stockholders complied with all Section 16(a) filing requirements. In making this statement, we have relied upon the written representations of our directors and officers.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Our Code of Business Conduct and Ethics (the “Code”) applies to all of our directors, officers and employees. Under our Code, individuals subject to the Code and their family members must knowingly avoid owning any interest (other than nominal amounts of stock in publicly traded companies) in any supplier or customer; consulting with, or being an employee of, any customer, lessor, lessee, contractor, supplier or competitor; purchasing from, or selling to us, assets, goods or services; or serving on the board of directors of any customer, lessor, lessee, contractor, supplier or competitor, except where full disclosure of all facts is made known to us in advance to permit us to protect our interests. Each year we require our executive officers to certify their compliance with the Code. Our Audit Committee has oversight compliance responsibilities for the Code. Exceptions to the Code are reported to the Audit Committee. Waivers of the Code for officers and directors may only be granted by the Board and waivers for employees may only be granted by the CEO and reported to the Audit Committee. No waivers of the Code were granted in 2010. In addition to the Code, each year we require our directors and executive officers to disclose in writing certain transactions and relationships and this information is used in preparing the proxy statement and in making independence determinations for directors.
     For the purposes of this Proxy Statement, the Company has no transactions to describe pursuant to SEC Regulation S-K Item 404(a).
INTEREST OF OFFICERS AND DIRECTORS IN MATTERS TO BE ACTED UPON
     None of the Company’s officers or directors have any interest in any of the matters to be acted upon, except to the extent that the outcome of the advisory votes on management compensation and the frequency of the advisory vote on management compensation may affect Board decisions regarding management compensation.

REPORT OF THE AUDIT COMMITTEE
     We have reviewed and discussed our audited financial statements for the year ended December 31, 2010 with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. In addition, we discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees (AICPA, Professional Standards, Volume 1, AU Section 380), as amended as adopted by the Public Company Accounting Oversight Board in RWC 320T, with respect to those statements.
     We have received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and have discussed with PricewaterhouseCoopers LLP its independence in connection with its audit of the Company’s most recent financial statements.
     Based upon these reviews and discussions, and management’s assurances, we recommend to the Board of Directors that these audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
     The information in the foregoing paragraphs shall not be deemed to be soliciting material, or be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act of 1933, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these paragraphs by reference.
Patrick M. Murray, Chairman
Igor Effimoff
H.H. Hardee
J. Michael Stinson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     During 2010, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and provided certain tax and consulting services. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting of stockholders where they will be available to respond to questions and, if they desire, to make a statement.
     Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of our annual financial statements for 2010 and 2009, the review of the financial statements in our quarterly reports, and the filing of our registration statement was $807,500 and $823,000, respectively.
     Audit-Related Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services related to the performance of the audit or review of our financial statements and not included as “Audit Fees” above for 2010 and 2009 were $99,700 and $22,360, respectively.
     Tax Fees. Professional services billed by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning in 2010 and 2009 were $51,000 and $22,100, respectively.
     All Other Fees. There were no other fees paid to our independent registered public accounting firm in 2010 and 2009.
     All of the foregoing fees were approved by the Audit Committee.
     Audit Committee Pre-Approval Policies and Procedures. The Audit Committee’s Charter provides that our independent registered public accounting firm may provide only those services pre-approved by the Audit Committee, subject to de minimus exceptions for non-audit services described in the rules and regulations of the SEC which are subsequently ratified by the Audit Committee prior to completion of the audit. The Audit Committee annually reviews and pre-approves the audit, review, attestation and permitted non-audit services to be provided during the next audit cycle by the independent registered public accounting firm. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services.
     The Audit Committee may delegate to a member(s), the authority to grant pre-approvals under its policy with respect to audit and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting.
     The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the registered public accounting firm’s independence.

QUESTIONS AND INFORMATION REGARDING THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS
Q.	What shares owned by me can be voted?

A:	You may vote all shares owned by you as of the close of business on March 31, 2011, the record date. These shares include those (1) held directly in your name as a stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for your use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for your use.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later cannot attend or decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

By Telephone — If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

By Mail — You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy by Internet, telephone or mail. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee. Proxies are revocable by written notice to the Secretary of the Company at our address set forth on the cover of this Proxy Statement, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees, or your vote may be “WITHHELD” for one or more of the nominees, in which case your vote will be FOR all the nominees from whom you do not specifically withhold your vote. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors.

For the ratification of independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

For the proposal to approve the compensation of the Company’s named executive officers, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

For the proposal to determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers, you may vote for “EVERY YEAR”; “EVERY 2 YEARS”; “EVERY 3 YEARS”; or “ABSTAIN.” Abstentions and broker non-votes will not be treated as a vote for or against a particular frequency and will not affect the outcome of the proposal.

If you sign your proxy card or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the seven persons receiving the highest number of “FOR” votes will be elected.

The ratification of the appointment of independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present, in person or by proxy, and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal.

The approval of the compensation of the Company’s named executive officers requires the affirmative “FOR” vote of a majority of the votes cast.

For the vote on the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers, the option among those choices that obtains a plurality of votes cast by the shares present or represented by proxy and entitled to vote will be deemed to have received the advisory approval of our stockholders. Abstentions and broker non-votes will not be treated as a vote for or against a particular frequency and will not affect the outcome of the proposal.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means you have shares which are registered in different ways or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting. We will also provide preliminary voting results within four business days after the meeting, and provide final voting results within four business days after they are available, by filing a Form 8-K with the SEC, which you can access at the SEC’s website, www.sec.gov, or at our website at www.harvestnr.com.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the four proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Stephen C. Haynes and Keith L. Head, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What classes of shares are entitled to be voted?

A:	There is only one class of common stock. Each share of our common stock outstanding as of the close of business on March 31, 2011, the record date, is entitled to one vote at the annual meeting. On the record date, we had 33,974,691 shares of common stock outstanding.

Q:	Who will count the vote?

A:	A representative of Wells Fargo Bank, N.A., our transfer agent, will tabulate the votes and act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy cards which are then forwarded to our management.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	The cost of this proxy solicitation will be borne by the Company. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials, except that certain expenses for Internet access will be incurred by you if you choose to access the proxy materials or vote over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who, except in the case of non-executive directors, will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations.

Under the Securities and Exchange Commission rules, stockholder proposals for our 2012 annual meeting of stockholders must be received at our principal executive offices by December 16, 2011 to be eligible for inclusion in our proxy materials relating to that meeting.

Under the Company’s Bylaws, other stockholder proposals that are proposed to be brought before the 2012 annual meeting (outside the process of the SEC’s rule on stockholder proposals) must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2011 annual meeting, would be no earlier than November 22, 2011, and no later than March 21, 2012); provided, however, that in the event that the date of the annual meeting is more than 45 days later than the anniversary date of the immediately preceding annual meeting (which, for the 2012 annual meeting, would be after July 5, 2012), nominations by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the annual meeting was mailed to stockholders or the date on which it is first disclosed to the public. Nominations for directors must be submitted as described on page 5 of this proxy statement.

Any stockholder proposals must be in writing and addressed to the attention of our Corporate Secretary. We reserve the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.
By Order of the Board of Directors
Keith L. Head
Vice President, General Counsel and
Corporate Secretary
April 11, 2011

Harvest Natural Resources, Inc.
ANNUAL MEETING OF STOCKHOLDERS
Friday, May 20, 2011
8:30 a.m.
at our offices
1177 Enclave Parkway
Houston, Texas 77077
Harvest Natural Resources, Inc.
1177 Enclave Parkway, Suite 300
Houston, Texas 77077
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 20, 2011.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.
By signing the proxy, you revoke all prior proxies and appoint Stephen C. Haynes and Keith L. Head, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.
COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET — www.eproxy.com/hnr
     Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 19, 2011.
PHONE — 1-800-560-1965
     Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 19, 2011.
MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote by Internet or by Telephone, you do NOT need to mail back your Proxy Card
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETUN THIS PROXY CARD.

Please detach here
The Board of Directors Recommends a Vote FOR Items 1, 2, 3. and 4.

1. Election of directors:	01 Stephen D. Chesebro’	05 Robert E. Irelan	☐ Vote FOR	☐ Vote WITHHELD
	02 James A. Edmiston	06 Patrick M. Murray	all nominees	from all nominees
	03 Dr. Igor Effimoff	07 J. Michael	(except as marked)
04 H. H. Hardee

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2011.		☐ For	☐ Against	☐ Abstain
3. To approve, on an advisory basis, the compensation of the Company’s management.		☐ For	☐ Against	☐ Abstain
4. To determine, on an advisory basis, the frequency of future advisory votes on the compensation of the Company’s management.	☐ EVERY YEAR	☐ EVERY 2 YEARS	☐ EVERY 3 YEARS	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐
Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and name of authorized officer signing the proxy.